Exhibit 23.2

ACCOUNTANT'S AWARENESS LETTER

Securities and Exchange Commission
450 Fifth Street, N.W.

Washington, D.C.  20549

We are aware that our report dated January 8, 2004 on our review of the interim financial statements of Biophan Technologies, Inc. as of November 30, 2003 and for the nine and three-month periods then ended and included in Form 10-QSB for the nine and three-month periods ended November 30, 2003 is included in the Company's Registration Statement on Form SB-2. Pursuant to Rule 436(c) under the Securities Act of 1933, this report should not be considered as part of the Registration Statements prepared or certified by us within the meaning of Sections 7 and 11 of that Act.

GOLDSTEIN GOLUB KESSLER LLP

New York, New York

April 14, 2004